                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                TENGASCO, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

              Payment of Filing Fee (Check the appropriate box):

             /X/ No fee required

            / / Fee computed on table below per Exchange Act
                Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                              TENGASCO, INC.
                             603 MAIN AVENUE
                        KNOXVILLE, TENNESSEE 37902

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD ON
                              JUNE 19, 1998

TO THE STOCKHOLDERS:

         Notice is hereby given that the 1998 annual meeting of stockholders (the "Annual Meeting") of Tengasco, Inc. (the "Company") has been called for and will be held at 10:00 A.M., local time, on Friday, June 19, 1998, at the New York Athletic Club, 180 Central Park South, New York, New York 10019 for the following purposes:

         1. To elect Joseph E. Armstrong, John L. Kidde, James B. Kreamer, William A. Moffett, Shigemi Morita, Malcolm E. Ratliff and Allen H. Sweeney, to the Board of Directors to hold office until their successors shall have been elected and qualify;

         2. To authorize an amendment to the Company's Corporate Charter creating 25,000,000 shares of a new class of stock, preferred stock, $.0001 par value per share, the rights, privileges and preferences of which are to be determined by the Board of Directors without additional stockholder approval (the "Preferred Stock")

         3. To ratify the appointment by the Board of Directors of BDO Seidman, LLP to serve as the independent certified public accountants for the current fiscal year; and

         4. To consider and transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on April 27, 1998 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. The list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Company's offices at Main Avenue, Knoxville, Tennessee 37902, for ten
(10) days prior to June 19, 1998.

                                     By Order of the Board of Directors

                                     Robert M. Carter, President
Dated:  May 6, 1998

         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FILL IN, SIGN, AND DATE THE PROXY SUBMITTED HEREWITH AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE. THE GRANTING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT

TO REVOKE SUCH PROXY IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING. THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS.

                              TENGASCO, INC.
                             PROXY STATEMENT

                                 GENERAL

         This proxy statement is furnished by the Board of Directors of Tengasco, Inc., a Tennessee corporation (sometimes the "Company" or "Tengasco"), with offices located at 603 Main Avenue, Knoxville, Tennessee 37902, in connection with the solicitation of proxies to be used at the annual meeting of stockholders of the Company to be held on June 19, 1998 and at any adjournments thereof (the "Annual Meeting"). This proxy statement will be mailed to stockholders beginning approximately May 18, 1998. If a proxy in the accompanying form is properly executed and returned, the shares represented thereby will be voted as instructed on the proxy. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the President of the Company, or by a stockholder voting in person at the Annual Meeting.

         All properly executed proxies received prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions marked thereon or otherwise as provided therein. Unless instructions to the contrary are indicated, proxies will be voted FOR the election of the Directors named therein, FOR the authorization to amend the Company's Corporate Charter to create a class of Preferred Stock and FOR the ratification of the selection by the Board of Directors of BDO Seidman, LLP, as the independent certified public accountants of the Company.

         A copy of the annual report of the Company for the fiscal year ended December 31, 1997 ("Fiscal 1997"), which contains financial statements audited by the Company's independent certified public accountants, accompanies this proxy statement.

         The cost of preparing, assembling and mailing this notice of meeting, proxy statement, the enclosed annual report and proxy will be borne by the Company. In addition to solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, telegraph, or cable. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock. The Company will reimburse such persons for their expenses in forwarding soliciting material.

                          VOTING SECURITIES AND
                        PRINCIPAL HOLDERS THEREOF



         The Board of Directors has fixed the close of business on April 27, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at the Annual Meeting. Only stockholders on the Record Date will be able to vote at the Annual Meeting.

         As of the Record Date, 7,319,670 shares of the Company's common stock, $.001 par value per share ("Common Stock") are outstanding, and each share will be entitled to one (1) vote, with no shares having cumulative voting rights. Holders of shares of Common Stock are entitled to vote on all matters. Unless otherwise indicated herein, a majority of the votes represented by shares present or represented at the Annual Meeting is required for approval of each matter which will be submitted to stockholders.

         Management knows of no business other than that specified in Items 1, and 2 of the Notice of Annual Meeting which will be presented for consideration at the Annual Meeting. If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

         The following table sets forth information, as of April 27, 1998 with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding Common Stock:

                           AMOUNT AND NATURE OF             APPROXIMATE
NAME                       BENEFICIAL OWNERSHIP(1)          PERCENTAGE OF CLASS

Industrial Resources       Stockholder     3,191,395            43.6%
Corporation(2)
Ste. 500-600 Main Ave.
Knoxville, TN 37902





--------
     (1) Unless noted to the contrary, all shares of Common Stock are directly held with the sole voting and dispositive power residing in the persons indicated.

     (2) James Ratliff is the sole owner of the outstanding securities of Industrial Resources Corporation (" IRC"), and, accordingly, he may be deemed to be an affiliate of the Company. James Ratliff is also the father of Malcolm E. Ratliff, the Company's Chief Executive Officer and a nominee for Director. Malcolm E. Ratliff is the President of IRC and his

wife, Linda Ratliff, is the Secretary of IRC. Tracmark, Inc., is a corporation, the sole shareholder of which is James Ratliff, as Trustee for the Ratliff Family. James Ratliff is the President, Malcolm E. Ratliff is the Vice-President and Linda Ratliff is the Secretary-Treasurer of Tracmark, Inc. which may also be deemed an affiliate of the Company. The shares listed here for IRC include 187,239 shares owned directly by Malcolm E. Ratliff and 61,052 shares owned directly by Tracmark, Inc..

                             PROPOSAL NO. 1:
                          ELECTION OF DIRECTORS


General

         The members of the Board of Directors are each elected for a one-year term or until their successors are elected and qualify with a plurality of votes cast in favor of their election. The Board of Directors consisted of six (6) persons during Fiscal 1997 and seven (7) nominees for the Board are put forth before the stockholders for the 1997 Annual Meeting. The present directors other than Mr. James Gerding, who resigned as a Director in April, 1998 and was not renominated as part of management's slate of Directors, are all up for re-election and were elected by the stockholders at the Company's last annual meeting of stockholders held on March 13, 1997. In addition, management's slate of Directors also includes Mr. John L. Kidde who has not previously served as a Director of the Company and Malcolm E. Ratliff, the Company's Chief Executive Officer.

         The directors will serve until the next annual meeting of stockholders and thereafter until their successors shall have been elected and qualified. There are no family relationships between executive officers or directors of the Company.

         Messrs. Joseph E. Armstrong., John L. Kidde, James B. Kreamer, William A. Moffett, Shigemi Morita, Malcolm E. Ratliff and Allen H. Sweeney are nominees for election as directors. Unless authority is withheld, the proxies in the accompanying form will be voted in favor of the election of the nominees named above as directors. If any nominee should subsequently become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute.


Board of Directors

         The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. Although only two (2) members of the Board are involved in day-to-day operating details, the other members of the Board are kept informed of the Company's business by various reports and documents sent to them as well as by operating and financial reports made at Board meetings. The Board of Directors held twelve meetings in Fiscal 1997.

         During Fiscal 1997 the Board of Directors did not maintain any standing committees.

         There is no understanding or arrangement between any director or any other persons pursuant to which such individual was or is to be selected as a director or nominee of the Company.

         The following table sets forth information, as of the Record Date with respect to the beneficial ownership of the Company's Common Stock by the executive officers and directors of the Company and the directors and officers of the Company as a group:


                                        Number of Shares     Percent
Name and Address            Title       Beneficially Owned   of Class


Joseph Earl Armstrong       Director        50,000(3)        Less than 1%
2624 Selma Avenue
Knoxville, TN 37914

Robert M. Carter            President       98,000(4)        1.3%
317 Heathermoor Drive
Knoxville, TN 37922

John L. Kidde               Nominee -        1,500           Less than 1%
154 Old Chester Road        Director
Essex Falls, NJ 07021

James B. Kreamer            Director        50,000(5)        Less than 1%
3621 Cabin Creek Rd
London, KY 40741

William A. Moffett          Director       100,000           1.4%
1073 Encantado Drive
Santa Fe, NM 87501

Shigemi Morita              Director       156,741(6)        2.1%
80 Park Avenue
--------

     (3) Consists of shares underlying an option.

     (4) Consists of 23,000 shares held directly and options to purchase 75,000 shares.

     (5) Consists of options to purchase shares.

     (6) Consists of 34,741 shares held directly, 72,000 shares held as an IRA beneficiary and options to purchase 50,000 shares.



New York, N.Y. 10016


Malcolm E. Ratliff          Chief Executive        3,191,395(7)                 43.6%
12608 Avallon Place         Officer
Knoxville, TN 37922

Sheila F. Sloan             Treasurer                 12,000(8)                 Less than 1%
121 Oostanali Way
Loudon, TN 37774

William Stenken             Chief Accounting             -0-                    -0-
12 Eagle Court              Officer
Crossville, TN 38588

Allen H. Sweeney            Chairman of              150,500(9)                 2.04%
1400 Oak Tree Drive         the Board
Edmund, OK 73003

Elizabeth Wendelken         Secretary                 11,000(10)                Less than 1%
8023 Stanley Road
Powell, TN 37849


All Officers and                                   3,821,136(11)                50.3%
Directors as a Group

--------
     (7) Malcolm E. Ratliff, the Company's Chief Executive Officer and a nominee for Director, is also a Vice-President of Industrial Resources Corporation ("IRC").James Ratliff who is the father of Malcolm E. Ratliff, is the sole shareholder and President of IRC and Linda Ratliff, the wife of Malcolm E. Ratliff, is the Secretary of IRC. Malcolm E. Ratliff is also Vice-President of Tracmark, Inc., a corporation whose sole stockholder is James Ratliff as Trustee for the Ratliff Family.

James Ratliff is the President and Linda Ratliff is the Secretary-Treasurer of Tracmark, Inc. The shares listed here include 2,943,104 shares owned directly by IRC and 61,052 shares owned directly by Tracmark, Inc.

     (8) Consists of 2,000 shares held directly and options to purchase 10,000 shares.

     (9) Consists of 100,500 shares held indirectly through a company which he controls and options to purchase 50,000 shares.

     (10) Consists of 1,000 shares held directly and options to purchase 10,000 shares.

     (11) Consists of shares held directly and indirectly by management, shares held by Industrial Resources Corporation, shares held by Tracmark, Inc. and 270,000 shares underlying options.

Background of Executive Officers and Directors

         The following is a brief account of the experience, for at least the past five (5) years, of each nominee for director.

         Joseph Earl Armstrong is 40 years old and a resident of Knoxville, Tennessee. He is a graduate of the University of Tennessee and Morristown College where he received a Bachelor of Science Degree in Business Administration. From 1988 to the present, he has been an elected State Representative for Legislative District 15 in Tennessee. From 1994 to the present he has been in charge of government relations for the Atlanta Life Insurance Co. From 1981 to 1994 he was a District Manager for the Atlanta Life Insurance Co.

         John L. Kidde is 60 years old. He received a B.A. Degree from Princeton University in 1956. From 1969 to 1988 he served as a Director and Vice-President of Kidde International, Inc., which was engaged in several businesses in the area of safety, security and business protection. Subsequently and to date he has acted as President of KDM Development Corporation, an investment management company. Mr. Kidde is also a Co-Founder and Chairman of Australasia, Inc., a Pacific Rim investment fund. He is also a Director and Investment Committee member of Asset Management Advisors, Inc. of Palm Beach, Florida and an active General Partner in a number of venture capital partnerships including, Claflin Capital I-V, North American Venture Capital II and the Opportunity Fund. Mr. Kidde is a Trustee of the Stevens Institute of Technology and the Open Space Institute in New York.


         James B. Kreamer is 58 years old. He earned a Degree in Business from the University of Kansas in 1963. He has been the owner of several business enterprises. In 1982, he purchased a seat on the Kansas City Board of Trade where he served on several committees working on the development of futures trading. Since 1979, he has been engaged in the oil and gas business as an investor. He currently serves as a member of the Board of Directors of Panaco, Inc., a NASDAQ energy company.

         William A. Moffett is 63 years old. He received a BS Degree in Geological Engineering from Oklahoma University in 1956. From 1977 to 1982, he was Operations Manager for Esso Exploration and Production in the United Kingdom. From 1982 to 1984, he was General Production Manager for Intercol (an affiliate of Exxon in Colombia). From 1984 to 1991 he was CEO for Stan Vac Indonesia, a joint Exxon/Mobil affiliate. From 1991 until his employment by the Company, Mr. Moffett was retired.

         Shigemi Morita is 62 years old. He received an A.B. Degree from Elon College in North Carolina. From 1969 to 1996 he was the President and CEO of Morita & Co., an insurance agency specializing in insurance for Japanese companies doing business in the United States. In 1996, Morita & Co., Inc. was acquired by Tokio Marine Management, Inc., Mitsubishi

International Corporation in New York and Mitsubishi International, Ltd. in Tokyo. He remains as President and as a consultant.

         Malcolm E. Ratliff is 51 years old. He attended the University of Mississippi from 1965 to 1967. He has been involved in the oil and gas business since 1974, initially as a roustabout and then developing oil and gas leases. In 1992 he was involved with personal investments. In 1993 and 1994 he experienced serious health problems which prevented him from working. In April 1995, he became associated with the Company and, after its merger with Onasco, he served as a consultant to the Company's Board of Directors. From March 13, 1997 until March 13, 1998 when he resigned for health reasons, he was the Chief Executive Officer of the Company, and until his resignation on March 13, 1998, he was also acting as interim President of the Company as the result of the death, on September 13, 1997, of Daniel Follmer, the Company's President. On April 21, 1998 at the request of the Company's Board of Directors, Mr. Ratliff agreed to return to the management of the Company as its Chief Executive Officer.

         Allen H. Sweeney is 47 years old. He received an MBA in finance from Oklahoma City University in 1972 and a Bachelor Degree in Accounting from Oklahoma State University in 1969. From 1978 to 1980, he served as Treasurer and CEO of Phoenix Resources Company. From 1980 to 1981, he served as Vice-President-Finance for Plains Resources, Inc. From 1982 to 1984, he was Vice-President-Finance for Wildcat Mud, Inc. From 1984 to

1992 he operated an independent consulting service under the name of AHS and Associates, Inc. Since 1992, he has served as Director and President of Columbia Production Company and Mid-America Waste Management, Inc. Mr. Sweeney is a Director of Frontier Natural Gas Corporation of Houston, Texas, a public corporation.


Executive Compensation

         The following table sets forth a summary of all compensation awarded to, earned or paid to, the Company's Chief Executive Officer during fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995. None of the Company's other executive officers earned compensation in excess of $100,000 per annum for services rendered to the Company in any capacity.

                                            Summary Compensation Table

                                      Annual Compensation

Name and                             Year            Salary ($)     Bonus ($)       Other Annual
Principal Position                                                                  Compensation
                                                                                    ($)

-------------------------------------------------------------------------------------------------
Malcolm E. Ratliff,                  1997            $ 9,731        $-0-            $500
Chief Executive Officer              1996            $-0-           $-0-            $500
                                     1995            $-0-           $-0-            $500

James E. Kaiser,                     1997            $ 6,154        $-0-            $-0-
Chief Executive Officer and          1996            $20,000        $-0-            $-0-
General Counsel                      1995            -0-            $-0-            $-0-

Theodore Scallan,                    1997            -0-            $-0-            -0-
Chief Executive Officer and          1996            $53,120        $-0-            -0-
President                            1995                           $-0-            -0-

George E. Walter, Jr.                1997            -0-            $-0-            $-0-
Chief Executive Officer              1995            $   923        $-0-            $20,000
                                     1995            $ 2,855        $-0-            $-0-

                                        -----------Long Term Awards-----------------
                                           ---------------Awards----------Payouts


Name and                                   Restricted     Securities      Payouts    All Other
Principal Position                         Stock          Underlying                 Compen-
                                           Awards($)      Options                    sation
                                                          /SARs(#)
----------------------------------      -------------------------------------------------------
Malcolm E. Ratliff,                        -0-            -0-             -0-        -0-
Chief Executive Officer                    -0-            -0-             -0-        -0-
                                           -0-            -0-             -0-        -0-

James E. Kaiser,                           -0-            -0-             -0-        -0-
Chief Executive Officer and                -0-            -0-             -0-        -0-
General Counsel                            -0-            -0-             -0-        -0-

Theodore Scallan,                          -0-            -0-             -0-        -0-
Chief Executive Officer and                462,250(12)    100,000(14)     -0-        $20,000(15)
President                                  334,500(13)    -0-             -0-        -0-

George E. Walter, Jr.                      -0-            -0-             -0-        -0-
Chief Executive Officer                    -0-            -0-             -0-        -0-
                                           -0-            -0-             -0-        -0-




--------
     (12) Represents shares transferred from majority shareholder, based upon closing price of $6.25 on 7/28/95, closing price of $7.25 on 8/31/95 and $6.00, the bid on 11/28/95.

     (13) Represents shares transferred from majority shareholder at the closing price of $13.375 on 4/2/96.

     (14) Option has expired.

     (15) Termination compensation.

         No options were granted during fiscal year ended December 31, 1997 to the Chief Executive Officer of the Company. None of the Company's other executive officers earned compensation in excess of $100,000 per annum for services rendered to the Company in any capacity.

         No options were exercised during fiscal year ended December 31, 1997 by the Chief Executive Officer. None of the Company's other executive officers earned compensation in excess of $100,000 per annum for services rendered to the Company in any capacity.


         The Company does not presently have a pension or similar plan for its directors, executive officers or employees. Management intends to adopt a 401(k) plan and full liability insurance for directors and executive officers and a health insurance plan for employees in the near future.

         No director of the Company received remuneration for services as a director during Fiscal 1997.


Compensation of Directors

         The Board of Directors has resolved to compensate members of the Board of Directors for attendance at meetings at the rate of $250 per day, together with direct out-of-pocket expenses incurred in attendance at the meetings, including travel.

          Members of the Board of Directors may also be requested to perform consulting or other professional services for the Company from time to time. The Board of Directors will set a rate of compensation for such services which may be no less favorable to the Company than if the services had been performed by an independent third party contractor. The Board of Directors has reserved to itself the right to review all directors' claims for compensation on an ad hoc basis.


Employment Contracts

         There are presently no employment contracts relating to any member of management. However, depending upon the Company's operations and requirements, the Company may offer long term contracts to directors, executive officers or key employees in the future.


Certain Transactions

Transactions with Management and Others

         At a special meeting of the Board of Directors held April 11, 1995, the Board of Directors adopted resolutions providing for the granting of options to purchase "unregistered" and "restricted" shares of common stock of the Company to certain directors, executive officers and consultants whose service was to commence on the closing of a Purchase Agreement then being negotiated with Industrial Resources Corporation, a Kentucky corporation ("IRC"). James Ratliff, the father of Malcolm E. Ratliff, the Chief Executive Officer of the Company and a nominee for

Director, is the sole shareholder and President of IRC. Malcolm E. Ratliff is Vice- President and his wife, Linda Ratliff, is the Secretary-Treasurer of IRC.

         At a special meeting of stockholders held on April 28, 1995, the Company's stockholders voted to approve the execution of the Purchase Agreement pursuant to which the Company would acquire certain oil and gas leases, equipment, securities and vehicles owned by IRC, in consideration of the issuance of 4,000,000 post-split (as described below) "unregistered" and "restricted" shares of the Company's common stock.

         Thereafter, the Purchase Agreement was amended to provide for the sale of certain additional assets for a price of $450,000 paid by the execution by the Company of a promissory note in that amount.

         The assets acquired by the Company pursuant to the Purchase Agreement, as amended, consisted of machinery and equipment, vehicles, computer equipment, furniture and fixtures, well equipment, land leases, intangible drilling costs and stock of United Petroleum Corp., a public company. The book value of these assets was $1,752,000 at the time of the acquisition. The 4,000,000 shares of the Company's stock given as consideration for those assets had a market value, at that time, of $1,000,000 based upon a bid price of $.25 as reported by the National Quotation Bureau. The total cost of these assets to the Company, including the $450,000 note, was $1,450,000. IRC may be deemed to be an affiliate. The Company believes that the terms of the Purchase Agreement were at least as favorable as those it could have received from an unaffiliated party.

         As compensation for services rendered and to be rendered to the Company, including services relating to the Purchase Agreement, on May 2, 1995, the Company also executed written compensation agreements (the "Compensation Agreements") providing for the issuance of "unregistered" and "restricted" shares of common stock to certain individuals, including Malcolm E. Ratliff, the Company's Chief Executive Officer and a nominee for Director. The Compensation Agreement for Mr. Ratliff provided for the issuance of 215,000 "unregistered" and "restricted" shares as compensation for services valued by the Company at $21,500.


Certain Business Relationships

         Except as set forth hereafter, there are no business relationships, existing or planned, between the Company or any of its subsidiaries and any director or executive officer or any security holder who is known to the Company to own of record or beneficially more than 5% of the Company's common stock, or any member of the immediate family of any of the foregoing persons.

         During 1995, the Company converted $882,000 of debt payable to IRC to 164,000 shares of common stock. The debt included a promissory note for $450,000 which was given to IRC, along with 4,000,000 shares of common stock as the purchase price for approximately $1,752,000 of assets consisting of property, plant and equipment, oil and gas leases and marketable securities.

         During 1996, the Company converted $992,000 of debt payable to IRC to 101,146 shares of common stock and $114,712 of debt payable to Malcolm E. Ratliff to 13,320 shares of common stock. Both obligations arose from loans to the Company by IRC and Malcolm E. Ratliff.

         During 1997, the Company converted $333,719 of debt payable to IRC to 59,328 shares of common stock, $12,398 of debt payable to Malcolm
E. Ratliff to 2,204 shares of common stock and $138,105 of debt payable to Tracmark, Inc. to 24,552 shares of common stock. Those obligations arose from loans to the Company by IRC, Malcolm E. Ratliff and Tracmark, Inc.


Indebtedness of Management

         No officer, director or security holder known to the Company to own of record or beneficially more than 5% of the Company's common stock or any member of the immediate family of any of the foregoing persons is indebted to the Company.


Parents of the Issuer

         Unless IRC may be deemed to be a parent of the Company by virtue of its stock ownership, the Company has no parents.


Transactions with Promoters

         With the exception of the Compensation Agreements of Malcolm E. Ratliff and certain other individuals, and the issuance of "unregistered" and "restricted" shares of the Company's common stock to IRC, Malcolm E. Ratliff and Tracmark, Inc. in cancellation of debt, there have been no material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any promoter or founder or any member of the immediate family of any of the foregoing persons, had a material interest.

                             PROPOSAL NO. 2:



                             AMENDMENT TO THE
                      COMPANY'S CORPORATE CHARTER TO
                   AUTHORIZE A CLASS OF PREFERRED STOCK


Description of Preferred Stock

         The Board of Directors has unanimously voted in favor of the adoption of an amendment to the Company's Corporate Charter (the "Amendment") to authorize a class of preferred stock, par value $.0001 per share, which may consist of one or more series, which the Board of Directors may, from time to time, establish and designate (the "Preferred Stock"). The Board of Directors believes it will be in the long-term interest of the Company to have authorized a class of Preferred Stock.

         Subsequent to the authorization of the Preferred Stock, no further action or authorization by the stockholders would be necessary, unless required by applicable laws or regulations, and the Board of Directors would be empowered to authorize the issuance of, from time to time in series, 25,000,000 shares of Preferred Stock (as well as to fix before issuance, the designations, preferences and relative rights, qualifications and limitations of each such series, including voting rights, if any). Each series of Preferred Stock could, as determined by the Board of Directors at the time of issuance, rank, in respect of dividends, redemption and liquidation, senior to the shares of Common Stock. The Board of Directors will be authorized to determine, among other things, with respect to each series that may be issued: (i) the dividend rate and conditions and the dividend preferences, if any, with respect to the Common Stock and among the series of Preferred Stock; (ii) whether dividends would be cumulative and, if so, the date from which dividends on each such series would accumulate; (iii) whether, and to what extent, the holders of one or more series of Preferred Stock would enjoy voting rights, if any, in addition to those prescribed by law; (iv) whether, and upon what terms, the Preferred Stock would be convertible into or exchangeable for shares of any other class or other series of the same class; (v) whether, and upon what terms, the Preferred Stock would be redeemable and the preference, if any, to which the Preferred Stock would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company; and (vi) whether or not a sinking fund would be provided for the redemption of the Preferred Stock and, if so, the terms and conditions thereof. With regard to dividends, redemption and liquidation, any particular series of Preferred Stock may rank junior to, on parity with or senior to any other series of Preferred

Stock.

         The foregoing summary description of the Amendment is not intended to be complete and is qualified in its entirety by reference to the complete text of the Amendment, attached to this Proxy Statement.

Reasons for and Effects of Authorization of Preferred Stock

         The Board of Directors believes that the complexity of modern business financing requires greater flexibility in the Company's capital structure than now exists. The Preferred Stock to be authorized by the Amendment would be available for issuance from time to time for any proper corporate purpose, including, as appropriate, stock splits, stock dividends, acquisitions and public or private sale for cash as a means of obtaining capital for use in the Company's business. The Company has entered into an agreement with a broker pursuant to which the broker will undertake to sell on a "best efforts" basis $10,000,000 of 8% preferred stock convertible into Common Stock of the Company.

         It is not possible to state the actual effect of the authorizations of the Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the rights of the holders of a series of the Preferred Stock. However, such effects might include (a) restrictions on dividends on Common Stock if dividends on Preferred Stock have not been paid; (b) dilution of the voting power of the Common Stock to the extent that the Preferred Stock has voting rights by conversion of its shares or otherwise; (c) dilution of the equity interest of the Common Stock unless the Preferred Stock is redeemed by the Company and is not convertible by its holders; or (d) not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted the Preferred Stock.

         Holders of the Company's Common Stock have no preemptive rights and, accordingly, existing stockholders of Common Stock would not have any preferential right to purchase any of the Preferred Stock.

         It is not the present intention of the Board of Directors to seek stockholder approval prior to any issuance within the proposed authorization of Preferred Stock, unless otherwise required by law or regulation. Frequently, opportunities arise that require prompt action, and it is the belief of the Board of Directors that the delay necessitated by stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders.


Possible Anti-Takeover Devices


         Although the Company has no intention at the present time of doing so, the Company could issue Preferred Stock which could, depending on the terms of such issue, preclude or make difficult merger or takeover attempts. Adoption of the Amendment authorizing shares of Preferred Stock would enhance the ability of the Company to deter potential takeover attempts. Although the Board of Directors would make such a determination based on its judgment as to the best interest of the stockholders, the Board could so act to discourage an acquisition attempt or other transaction viewed favorably by the holders of a majority of the outstanding voting stock of the Company. On balance, however, the Board of Directors believes that the advantages of increasing its flexibility to act in the face of an unfavorable proposed transaction outweigh any resulting disadvantages to the stockholders.

         With exception of the Amendment creating the Preferred Stock, the Board of Directors does not presently contemplate adopting, or recommending to the stockholders for their adoption, any further amendments to the Company's Corporate Charter which would affect the ability of third parties to takeover or change control of the Company. With the exception of the adoption of such proposed Amendment, the Board does not believe that the Corporate Charter or By-laws of the Company presently contain any other provisions which should be viewed as having an anti-takeover effect. The Amendment was not adopted in response to any present or anticipated takeover attempt.


Fairness of the Amendment

         The Board of Directors believes the Amendment is fair to all stockholders as such amendment will serve valid corporate purposes as described above, which management believes will increase stockholder value.


Interests of Management

         The Directors recognize that approval of the Amendment may be in their personal interest and represent a conflict of interest, because the new shares of Preferred Stock authorized by this Amendment could be used as an anti-takeover device to entrench management, by discouraging or making difficult a takeover attempt or business combination, which might otherwise be beneficial to stockholders and the Company.



                             PROPOSAL NO. 3:




                       RATIFICATION OF SELECTION OF
                 BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS

         The Board of Directors has selected the firm of BDO Seidman, LLP, independent certified public accountants, to audit the accounts for the Company for fiscal year ending December 31, 1998 ("Fiscal 1998"). The firm of BDO Seidman, LLP has audited the Company's financial statements for the past two fiscal years. The Company is advised that neither that BDO Seidman, LLP nor any of its partners has any material direct or indirect relationship with the Company. The Board of Directors considers
BDO Seidman, LLP to be well qualified for the function of serving as the Company's auditors. Tennessee Law does not require the approval of the selection of auditors by the Company's stockholders, but in view of the importance of the financial statement to stockholders, the Board of Directors deems it desirable that they pass upon its selection of auditors. In the event the stockholders disapprove of the selection, the Board of Directors will consider the selection of other auditors. The Board of Directors recommends that you vote in favor of the above proposal in view of the quality of the services provided by BDO Seidman, LLP, its outstanding reputation as a leading audit firm and its familiarity with the Company's financial and other affairs financial due to its previous service as auditors for the Company.

         A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.

         Unless otherwise directed by the stockholder giving the proxy, the proxy will be voted for the ratification of the selection by the Board of Directors of BDO Seidman, LLP as the Company's independent certified public accountants for Fiscal 1998.

         The following is a review of the accountants retained by the Company and changes leading up to the Company's retention of BDO Seidman, LLP as the Company's accountants.


Change from Price-Bednar, LLP, CPA to Charles M. Stivers, CPA

         Price-Bednar, LLP, Certified Public Accountants, were engaged as the Company's accountants as of February 22, 1996, to audit the financial statements of the Company for the calendar year ending December 31, 1995.

         The Company had engaged the services of another accountant to complete certain preparatory on-site audit activities for preliminary review by Price-Bednar. These services were not timely provided by the other accountant. Also, many of the records of IRC were unavailable, and, Price-Bednar required a number of these records to be reconstructed prior to its completion of the audit. During the week of May 20, 1996, the Company was advised that the principal accountant of Price-Bednar, who was responsible for the Company's audit, would be out of town for the following week, and it became clear that Price-Bednar would not be able to complete the audit for at least three weeks, because certain information requested by them had not yet been provided by the Company. Price-Bednar was terminated by the President, effective June 7, 1996, and Charles M. Stivers, CPA, who had been engaged to conduct the preparatory on-site audit activities for Price-Bednar when the other accountant failed to perform as promised, indicated that he could timely deliver the required audit report and was promptly engaged to do so by the Board of Directors.

         Also, during, the Company's two most recent fiscal years, and since then, Price-Bednar has not advised the Company that any of the following exist or are applicable:

         (1) That the internal controls necessary for the Company to develop reliable financial statements do not exist, that information has come to their attention that has led them to no longer be able to rely on management's representations, or that has made them unwilling to be associated with the financial statements prepared by management;

         (2) That the Company needs to expand significantly the scope of its audit, or that information has come to their attention that if further investigated may materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements or any other financial presentation, or cause them to be unwilling to rely on management's representations or be associated with the Company's financial statements for the foregoing reasons or any other reason; or

         (3) That they have advised the Company that information has come to their attention that they have concluded materially impacts the fairness or reliability of either a previously issued report or the underlying financial statements for the foregoing reasons or any other reason.


         Further, during the Company's two most recent fiscal years and since then, the Company has not consulted Price-Bednar regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements or any other financial presentation whatsoever.

         The Company previously provided Price-Bednar with a copy of the disclosure herein and advised them to provide the Company with a letter addressed to the Commission as to whether they agree or disagree with the disclosures made herein. Price-Bednar's response to the Securities and Exchange Commission indicated it agreed with these disclosures.


Change from Charles M. Stivers, CPA, to BDO Seidman, LLP

         On December 15, 1996, the Company terminated Charles M. Stivers, CPA and retained BDO Seidman, LLP to conduct the audit of the Company's financial statements for the year ended December 31, 1996 because it became apparent that Charles M. Stivers, as an individual practitioner, would not be able to perform the required audit on a timely basis.

         The report of Charles M. Stivers for fiscal year ended December 31, 1995 includes a paragraph which discusses doubts about the Company's ability to continue as a going concern in view of its operating losses and working capital deficiency.

         During, the Company's two most recent fiscal years, and since then, Charles M. Stivers has not advised the Company that any of the following exist or are applicable:

         (1) That the internal controls necessary for the Company to develop reliable financial statements do not exist, that information has come to his attention that has led him to no longer be able to rely on management's representations, or that has made him unwilling to be associated with the financial statements prepared by management;

          (2) That the Company needs to expand significantly the scope of its audit, or that information has come to his attention that if further investigated may materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements or any other financial presentation, or cause him to be unwilling to rely on management's representations or be associated with the Company's financial statements for the foregoing reasons or any other reason; or

          (3) That he has advised the Company that information has come to his attention that he has concluded materially impacts the fairness or reliability of either a previously issued report or the underlying financial statements for the foregoing reasons or any other reason.

         Further, during the Company's two most recent fiscal years and since then, the Company has not consulted Charles M. Stivers regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements or any other financial presentation whatsoever.

         The Company has provided Charles M. Stivers with a copy of the disclosures provided herein and has advised him to provide the Company with a letter addressed to the Commission as to whether they agree or disagree with the disclosures made herein. Mr. Stivers' response to the Securities and Exchange Commission indicated he agreed with these disclosures.




                         STOCKHOLDERS' PROPOSALS

         Proposals of stockholders intended to be presented at the 1998 annual meeting must be received in writing, by the President of the Company at its offices by December 31, 1998 in order to be considered for inclusion in the Company's proxy statement relating to that meeting.

                                   By Order of the Board of Directors

                                   Elizabeth Wendelken, Secretary

                              TENGASCO, INC.

                    THIS PROXY IS SOLICITED ON BEHALF
                        OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Malcolm E. Ratliff and Elizabeth Wendelken as proxies (the "Proxies"), each with power of substitution and resubstitution, to vote all shares of Common Stock, $.001 par value per share, of Tengasco, Inc. (the "Company") held of record by the undersigned on April 27, 1998 at the Annual Meeting of stockholders to be held at the New York Athletic Club, 180 Central Park South, New York, New York 10019, on Friday, June 19, 1998 at 10:00 A.M. local time, or at any adjournments thereof, as directed below, and in their discretion on all other matters coming before the meeting or any adjournments thereof.

Please mark boxes / / in blue or black ink.

1. Election of Directors: Joseph E. Armstrong, John L. Kidde, James B. Kreamer, William A. Moffett, Shigemi Morita, Malcolm
         E. Ratliff and Allen H. Sweeney. (Mark only one of the two boxes for this item)

         / / VOTE FOR all nominees named above except those who may be named on this line:

         ------------------------------------------------------------

                                   (OR)

         /  / VOTE WITHHELD as to all nominees named above.


2. Proposal to authorize an amendment to the Company's Corporate Charter to create a class of Preferred Stock.

         FOR      /   /    AGAINST    /   /    ABSTAIN    /   /


3. Proposal to ratify appointment of BDO Seidman, LLP as the Company's independent certified public accountants:

         FOR      /   /    AGAINST    /   /    ABSTAIN    /   /


4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   When properly executed, this Proxy will be voted as directed. If no direction is made, this Proxy will be voted "FOR" Proposals 1, 2 and 3.

         Please mark, date, sign and return this Proxy promptly in the enclosed envelope.

         Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney or executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                         Dated: _______________________ , 1998


                         X ____________________________
                                  Signature


                         X _____________________________
                                  Print Name(s)


                         X ____________________________
                            Signature, if held jointly

                   PROPOSED AMENDMENT TO PARAGRAPH 2 OF
                     THE COMPANY'S CORPORATE CHARTER

                  2. The aggregate number of shares which the Corporation shall have authority to issue is seventy five million (75,000,000) shares consisting of fifty million (50,000,000) shares, designated as Common Stock, at par value of $.001 per share, and twenty five million (25,000,000) shares, designated as Preferred Stock, at a par value of $.0001 per share.

         (1) Common Stock.

               (a) Dividends. The holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

               (b) Liquidation. Subject to the rights of any other class or series of stock, the holders of shares of Common Stock shall be entitled to receive all the assets of the Corporation available for distribution to shareholders in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, ratably, in proportion to the number of shares of Common Stock held by them. Neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, lease, exchange or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all the assets of the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation.

               (c) Redemption. Common Stock shall not be subject to redemption.

               (d) Voting. Subject to the rights of any other class or series of stock and the provisions of the laws of the State of Tennessee governing business corporations, voting rights shall be vested exclusively in the holders of Common Stock. Each holder of Common Stock shall have one vote in respect of each share of such stock held.

          (2)  Preferred Stock.

         The Preferred Stock may be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such series which shall be adopted by the Board of Directors from time to time, pursuant to the authority herein given, a copy of which resolution or resolutions shall have been set forth in a Certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the State of Tennessee in order to make the same effective. Each series shall consist of such number of shares as shall be stated and expressed in such resolution or resolutions providing for the issuance of the stock of such series. All shares of any one series of Preferred Stock shall be alike in every particular. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                  (a) the number of shares constituting that series and the distinctive designation of that series;

                  (b) whether the holders of shares of that series shall be entitled to receive dividends and, if so, the rates of such dividends, conditions under which and times such dividends may be declared or paid, any preference of any such dividends to, and the relation to, the dividends payable on any other class or classes of stock or any other series of the same class and whether dividends shall be cumulative or noncumulative and, if cumulative, from which date or dates;

                  (c) whether the holders of shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

                  (d) whether shares of that series shall have conversion or exchange privileges into or for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or other class or classes of stock of the Corporation and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

                  (e) whether shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (f) whether shares of that series shall be subject to the operation of a retirement or sinking fund and, if so subject, the extent to and the manner in which it shall be applied to the purchase or redemption of the shares of that series, and the terms and provisions relative to the operation thereof;

                  (g) the rights of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and any preference of any such rights to, and the relation to, the rights in respect thereto of any class or classes of stock or any other series of the same class; and

                  (h) whether shares of that series shall be subject or entitled to any other preferences, and the other relative, participating, optional or other special rights and quali fications, limitations or restrictions of shares of that series and, if so, the terms thereof.